Exhibit 99.2


FOR IMMEDIATE RELEASE            Contact:  Jane P. Shoemaker
                                           Director of Corporate Communications
                                           Interstate/Johnson Lane
                                           (704) 379-9015

                  INTERSTATE/JOHNSON LANE SHAREHOLDERS APPROVE
                              MERGER WITH WACHOVIA

         CHARLOTTE, N.C. (January 26, 1999) -- Shareholders of
Interstate/Johnson Lane, Inc. (NYSE:IJL) today approved the proposed merger of IJL and Wachovia Corporation (NYSE:WB).

         On October 27, 1998, Wachovia and IJL announced they had entered into a merger agreement providing for a tax-free exchange of Wachovia common shares for all shares of IJL common stock. The per share exchange ratio will be determined at the time of closing and will be based on the ratio of $32 per IJL share to the average closing price per share of Wachovia common stock over the five trading days prior to closing.

         The merger proposal required and received the affirmative vote of the holders of the majority of outstanding shares of Interstate/Johnson Lane, Inc.'s common stock. It also requires approval by the Federal Reserve Board and other regulatory authorities. The companies are in the process of obtaining these approvals and expect to close the transaction during the April-June quarter.

         Interstate/Johnson Lane, Inc. and Wachovia Corporation will continue to operate as separate companies until the merger is completed. At that time, Interstate/Johnson Lane Corporation, the principal operating subsidiary of Interstate/Johnson Lane, and Wachovia Capital Markets, Inc, will merge to form Wachovia Securities, Inc.

         Wachovia Securities, Inc, will have two primary divisions -- IJL Wachovia, which will provide full-service brokerage and investment services for individual clients, and Wachovia Capital Markets, which will serve the institutional market with investment banking and capital markets services.

         Interstate/Johnson Lane, Inc. is a Charlotte-based independent financial services firm whose subsidiaries provide securities brokerage, investment banking and underwriting, and investment consulting services to individuals, institutions and corporations. Interstate/Johnson Lane Corporation, is one of the largest full-service broker-dealers headquartered in the Southeast, with 63 offices located primarily in the Carolinas, Georgia and Virginia. A second broker-dealer, CapTrust Financial Advisors, LLC, offers investment consulting and brokerage services at eight additional locations throughout the nation.

         Wachovia Corporation is an interstate bank holding company with dual headquarters in Atlanta and Winston-Salem, N.C. As of December 31, 1998,
Wachovia Corporation had assets
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of $64.1 billion. Wachovia Bank, N.A. provides consumer banking services through more than 750 offices and 1,300 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia. Wachovia offers a broad range of credit, specialized finance, capital markets, investment and processing services tailored to meet the needs of companies of all sizes.


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